Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Nauticus Robotics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	1,890,066	$1.94	(2)	0.00011020	$404.07

	Total Offering Amounts				$3,666,728.04
	Net Fee Due							$404.07

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction.
(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for purposes of calculating the registration fee, the proposed maximum offering price per shares is $1.94, which is the average of the high and low prices of the Common Stock on August 3, 2023 on the Nasdaq Stock Market LLC (“Nasdaq”).